EXHIBIT 1.1


                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-33H


                                 TERMS AGREEMENT


                                                         Dated: October 29, 2003


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of October 1, 2003 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2003-33H.
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Terms of the Series 2003-33H Certificates: Structured Asset Securities
Corporation, Series 2003-33H Mortgage Pass-Through Certificates, Class 1A1, Class 1A-IO, Class 1A-PO, Class 2A1, Class 2A-IO, Class 1B1, Class 1B2, Class 2B1, Class 2B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of fixed and adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1A1, Class 1A-IO, Class 1A-PO, Class 2A1, Class 2A-IO, Class 1B1, Class 1B2, Class 2B1, Class 2B2 and Class B3 (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-106925.
----------------------

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1A1, Class 1A-IO, Class 1A-PO, Class 2A1, Class 2A-IO and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch") and "AAA" by Standard & Poor's, a division of the McGraw-Hill Companies ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with Fitch and S&P, the "Rating Agencies"); the Class 1B1 Certificate and 2B1 Certificate be rated "AA" by Fitch and by S&P, and "Aa2" by Moody's; the Class 1B2 and Class 2B2 Certificates be rated "A" by Fitch and by S&P, and "A2" by Moody's; and the Class B3 Certificates be rated "BBB" by Fitch and by S&P, and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: October 1, 2003.
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

Closing Date: 10:00 A.M., New York time, on or about October 31, 2003. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter. 1-PH/1882283.3 SASCO 2003-33H Terms Agreement


If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                           LEHMAN BROTHERS INC.


                                           By:
                                              ----------------------------------
                                              Name:  Bradford Andres
                                              Title: Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By:
   ------------------------------------
   Name:  Bradford Andres
   Title: Senior Vice President

                                   Schedule 1
                                   ----------


                     Initial Certificate
                          Principal          Certificate       Purchase Price
       Class              Amount(1)         Interest Rate        Percentage
       -----         -------------------    -------------      --------------

        1A1            $252,303,000               5.50%             100%
       1A-IO                    (2)               1.00%             100%
       1A-PO             $3,475,429            0.00%(3)             100%
        2A1             $36,027,000            4.50%(4)             100%
       2A-IO                    (2)               1.00%             100%
        1B1              $2,506,000               5.50%             100%
        1B2              $2,243,000               5.50%             100%
        2B1                $353,000         Variable(5)             100%
        2B2                $316,000         Variable(5)             100%
         B3              $1,055,088         Variable(6)             100%
         R                     $100               5.50%             100%

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(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class 1A-IO and Class 2A-IO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.

(3) The Class 1A-PO Certificates will be principal-only certificates; they will not be entitled to payments of interest.

(4) The Class 2A1 Certificates will accrue interest at the interest rate specified above, subject to a maximum rate equal to the Net WAC for Pool 2.

(5) These certificates will accrue interest based on Net Wac of Pool 2, as described in the Prospectus Supplement.

(6) These certificates will accrue interest based on the adjustable interest rates, as described in the Prospectus Supplement.